EXHIBIT 7
AMENDMENT NO. 2 TO RIGHTS AGREEMENT
     This AMENDMENT NO. 2 (this “Amendment”) to the Rights Agreement dated as of May 12, 2003, as amended by Amendment No. 1 to thereto dated as of November 28, 2005 (such agreement as amended the “Agreement”), between iPayment, Inc., a Delaware corporation (the “Company”), and Wachovia Bank, National Association, as rights agent (the “Rights Agent”), is entered into as of this 27th day of December, 2005. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.
     WHEREAS, Section 27 of the Agreement permits the Company to amend the Agreement in the manner provided therein at any time prior to the Distribution Date, and there has not been a Distribution Date.
     NOW, THEREFORE, the Agreement is hereby amended as follows:
     Section 1. Amendment. The definition of “Acquiring Person” set forth in Section 1(a) of the Agreement is hereby amended to add the following before the last sentence of Section 1(a):
     “For the avoidance of doubt, pursuant to the foregoing sentence and the approval by the Special Committee of the Agreement and Plan of Merger dated as of December 27, 2005 (as amended, modified or supplemented from time to time, the “Merger Agreement”), among the Company, iPayment Holdings, Inc. (“Parent”), and iPayment MergerCo, Inc. (“MergerCo”), and notwithstanding anything in this Agreement to the contrary, none of Parent, MergerCo, any stockholder of Parent or any of their respective Affiliates or Associates from time to time shall be deemed to be an Acquiring Person in connection with the transactions contemplated by the Merger Agreement, provided that in the event that the Merger Agreement is terminated in accordance with its terms any Person that would otherwise be an Acquiring Person shall divest himself within 10 business days of such termination of a sufficient number of Common Shares so that such Person would not be an Acquiring Person without reliance on this sentence.”
     Section 2. Certification. This Section 2 shall constitute a certificate from an appropriate officer of the Company for purposes of Section 27 of the Agreement, and the Company and the officer of the Company signing this Amendment below, on behalf of the Company, (i) hereby certify that to their knowledge this Amendment is in compliance with the terms of Section 27 of the Agreement and (ii) request and direct that the Rights Agent execute and deliver this Amendment, in accordance with Section 27.
     Section 3. Full Force and Effect. Except as expressly amended hereby, the Agreement shall continue in full force and effect unamended and in accordance with the provisions thereof on the date hereof. This Amendment and the Agreement, as hereby amended, shall constitute one and the same instrument.

     Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
     Section 5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of this 27th day of December 2005.

iPAYMENT, INC.
By:	/s/ Afshin M. Yazdian
	Name:	Afshin M. Yazdian
	Title:	Executive Vice President, General Counsel and Secretary

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Kathryn J. McMorris
	Name:	Kathryn J. McMorris
	Title:	Corporate Trust Officer